Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark Monaco
Chief Financial Officer
(212) 802-7200

iPayment Hires Christian Murray as Vice President of Sales – Independent Sales Groups

and

Robert Purcell as Vice President of Finance and Chief Accounting Officer

NEW YORK – (Oct. 15, 2012) – iPayment, Inc. today announced the hiring of Christian Murray as Vice President of Sales – Independent Sales Groups and Robert Purcell as Vice President of Finance and Chief Accounting Officer.

Mr. Murray has developed a strong record of achievement and sales expertise with more than 17 years in the electronic payments industry, including working closely with independent sales organizations for the last eight years. Most recently, he was President and CEO of ePaySpot Payment Software, which provides merchants and businesses with software solutions to collect bill payments electronically. From 2004 to 2011, he was Vice President/National Director for Sage Software/Global e Telecom, where he focused on the launch and implementation of a gift & loyalty division, managed check and ACH sales efforts and implemented national training for bank channels, independent sales organizations and credit card processors. Prior to 2004, Mr. Murray served for two years as Director of Business Development, Retail Control Solutions for POSitouch, where his responsibilities included marketing merchant services and gift and loyalty products to regional and national restaurant chains, referral partners and franchises.

Mr. Purcell, a licensed CPA in California, has been with Intuit, Inc. since 2010, serving as Vice President Finance, Intuit Financial Services. From 1997 to 2009, Mr. Purcell was with Amgen, Inc., a publicly traded company, where he served in various financial capacities of increasing responsibility, most recently as Executive Director, Finance – Global Operations. From 1993 to 1997, Mr. Purcell was at Deloitte & Touche LLP, serving as Audit Senior, Business Assurance and Advisory Services. Mr. Purcell received his MBA degree from the University of Southern California and a BS in Business Administration from California State University, Northridge.

Carl Grimstad, Chairman and Chief Executive Officer of iPayment, commented, “We are very pleased to announce the addition of two such experienced and capable executive officers as Christian Murray and Robert Purcell to our management team. Each has distinguished himself in his respective discipline, while developing capabilities that are specifically relevant to our needs. We welcome Christian and Robert to iPayment and are confident that they will contribute meaningfully to our achieving the Company’s long-term growth objectives.”

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides services to approximately 130,000 merchants throughout the United States.

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